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                                                                    EXHIBIT 23.6


                         CONSENT OF ASENSIO & CO., INC.

January 21, 1998

Board of Directors
Video Update, Inc.
3100 World Trade Center
30 East Seventh Street
St. Paul, Minnesota 55101-4913


We hereby consent to (a) the inclusion of our opinion letter to the Board of Directors of Video Update, Inc., dated October 27, 1997, as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of VUI Merger Corp., a wholly owned subsidiary of Video Update, Inc., with and into Moovies, Inc. and (b) the references to such opinion and our firm contained in such Joint Proxy Statement/Prospectus and Registration Statement.


Sincerely,
ASENSIO & CO., INC.



/s/ Manuel P. Asensio
-------------------------
    Manuel P. Asensio
Chairman, President and
Chief Executive Officer